Exhibit 99.1

ADESA Appoints Peisner Vice President Investor Relations & Planning

Carmel, IN, April 25, 2005 — ADESA, Inc. (NYSE: KAR), announced today that it has named Jonathan Peisner vice president of Investor Relations and Planning.  Peisner succeeds Paul Lips, who was recently promoted to senior vice president of Operations for ADESA Corp. LLC, the company’s used vehicle auction subsidiary.

Peisner brings a strong investor relations and financial background to ADESA. Previously, he had served as managing director and founder of Axios Advisors, LLC, and Axios Capital Partners, LLC, independent investor relations and financial consulting advisory firms founded in 2003.  Prior to establishing Axios, Peisner held senior level investor relations, planning and treasury positions in both the automotive and retail sectors, including treasurer of Collins & Aikman, (a Fortune 1000 automotive supplier), director of Investor Relations and Business Planning of Lear Corporation (a Fortune 150 automotive supplier) and assistant treasurer of Arbor Drugs, Inc. (an Inc. 1000 retailer).  Peisner is a CPA and earned his Bachelors of Arts degree in Accounting from Michigan State University and MBA in Finance from Wayne State University.

An investor relations practioneer since 1990, Peisner is a member of the National Investor Relations Institute (NIRI) and has served on NIRI’s Small Cap Advisory Committee, Volunteer Advisory Network and has been a contributor to NIRI’s “IR Body of Knowledge.”  He is also co-chairman of the Investor Relations Special Interest Group for the Financial Executives Networking Group.

“I am pleased that Jon has joined ADESA to lead our investor relations and planning functions,” stated Cam Hitchcock, executive vice president and chief financial officer for ADESA.  “Peisner has been advising ADESA on investor relations matters since fall 2004 and has helped ADESA’s senior management team shape and strengthen its investor communications program.  He is a great addition to our team.”

Peisner reports to Hitchcock and starts his new position today.  Jon, his wife Cheryl, and their three children will be relocating from West Bloomfield, Michigan to Carmel, Indiana.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 53 ADESA used vehicle auction sites, 30 Impact salvage vehicle auction sites and 83 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.

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